Exhibit (99)

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Paul G. Saari
Chief Financial Officer
(800) 497-7659

ATLANTIS PLASTICS ANNOUNCES
SECOND QUARTER 2004 RESULTS

ATLANTA, GA – (July 15, 2004) Atlantis Plastics, Inc. (ASE: AGH) today announced its operating results for the second quarter and six months ended June 30, 2004. Net sales for the second quarter of 2004 were $86.8 million compared with $67.2 million for the second quarter of 2003. Net income for the second quarter of 2004 was $3.1 million, or $0.38 per diluted share, compared with $1.0 million, or $0.12 per diluted share, in the second quarter of 2003.

Net sales for the first six months of 2004 were $167.0 million compared with $134.9 million for the comparable period of 2003. Net income for the first six months of 2004 was $5.6 million, or $0.69 per diluted share, compared with $2.6 million, or $0.34 per diluted share, for the comparable period of 2003.

In the Company’s Plastic Films segment, net sales increased 31% in the second quarter and 20% during the first six months of 2004 compared to the same periods in the prior year. Plastic Films’ sales volume (measured in pounds) increased 34% and 15% for the quarter and year-to-date periods, respectively, from the comparable periods in 2003. In the Injection Molding segment, net sales for the quarter and six months ended June 30, 2004 increased 27% and 34%, respectively, from the comparable periods in 2003. Net sales for the second quarter and the first half of 2004 in the Profile Extrusion segment increased 25% and 22%, respectively, from the comparable periods in 2003.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the second quarter of 2004 were $9.3 million compared with $5.7 million for the second quarter of 2003. Atlantis’ gross margin and operating margin for the second quarter of 2004 were 16% and 7%, respectively, compared with 15% and 4%, respectively, for the comparable period in 2003. For the six months ended June 30, 2004, EBITDA, gross margin and operating margin were $17.5 million, 16%, and 7%, respectively, compared with $12.8 million, 16%, and 5%, respectively, for the six months ended June 30, 2003. Net debt (total debt less cash) at June 30, 2004 was $77.6 million compared with $74.2 million at December 31, 2003. This increase in net debt was largely a result of the need to support increased working capital driven primarily by an increase in accounts receivable, related to higher net sales, and a decrease in accounts payable.

Selling, general and administrative expenses for the second quarter of 2004 were $7.8 million compared with $7.3 million for the second quarter of 2003. Selling, general and administrative expenses for the first six months of 2004 were $15.4 million compared with $14.0 million for the first six months of 2003. Both increases are primarily the result of increases in incentive compensation costs.

Anthony F. Bova, President and Chief Executive Officer, said, “We are extremely pleased with our operating results in the first half of 2004. After increasing sales by 19% in the first quarter compared to the prior year’s quarter, strong volume increases across all of our operating segments resulted in a 29% increase in sales for the second quarter of 2004 compared to the prior year’s quarter. As a result of this very strong top-line growth, we realized second quarter growth in diluted earnings per share of 217% and increased EBITDA by 63% compared to the second quarter of 2003.

“In our Plastic Films segment, net sales increased 31% from the second quarter of 2003. Film volume (measured in pounds) grew significantly for the quarter, with shipments up 34%. For the first half of 2004, our film shipments were up 15% compared to the prior year. Our Plastics Films business has realized year-over-year increases in gross profit of 21% and operating profit of 54%. We have seen a more normalized buying pattern from our customers in the first half of 2004 compared to the 2003 first quarter inventory “buy in” that was followed by a significant inventory correction in the second quarter of 2003. With the demand pattern we have experienced in 2004, we believe we have grown our market share and we expect to see strong operating results continue in the second half of 2004.

“Our Injection Molding segment continues to generate excellent operating results. As a result of the continuing strong growth within our building products line and strength within our traditional custom injection molded business, our Injection Molding sales were up 27% for the second quarter and were up 34% for the first half of 2004 as compared to the prior year. This strong sales growth has resulted in continuing improvements in both gross profit and operating profit, with increases of 59% and 139%, respectively, in the first half of 2004 compared to the prior year.

“We continue to see strong operating results from our Profile Extrusion business. Second quarter sales grew by 25% and operating profit increased by 29% over the prior year’s quarter. For the first half of 2004, our Profile Extrusion business increased sales by 22% and increased gross profit and operating profit by 14% and 18%, respectively, compared to the first six months of 2003. With the continuing recovery of the RV sector, we expect to see strong operating results from this segment through the balance of the year.”

Atlantis Plastics, Inc. is a leading U.S. manufacturer of polyethylene stretch and custom films and molded plastic products. Stretch films are used to wrap pallets of materials for shipping or storage. Custom films are made-to-order specialty film products used in the industrial and packaging markets. Atlantis’ injection molded and profile extruded plastic products are used primarily in the appliance, automotive, agricultural, building supply, and recreational vehicle industries.

Statements herein regarding expected performance of the Company’s business and expected levels of demand constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such statements are based on the Company’s current expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement. With respect to these statements, the Company has made assumptions regarding expected economic conditions, expected volumes and price levels of purchases by customers and raw material costs. The forward-looking statements are subject to certain risks including, among others, that the foregoing assumptions are inaccurate. There are many factors that impact these forward-looking statements that cannot be predicted accurately. These risks and uncertainties include, but are not limited to, fluctuations in plastic resin prices, the Company’s high debt level, the risks inherent in predicting revenue and earnings outcomes as well as other “Factors That May Affect Future Results” set forth in the Company’s Form 10-K for fiscal 2003 filed with the Securities and Exchange Commission.

Management believes its estimates are reasonable; however, undue reliance should not be placed on such estimates, which are based on current expectations. The information contained herein speaks as of the date hereof and the Company does not undertake any obligation to update such information as future events unfold.

Atlantis will hold its quarterly conference call to discuss operating results today at 11:00 a.m. eastern daylight time. To participate in the conference call, please call 1-800-930-1344.

For more information, please visit www.atlantisstock.com.

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ATLANTIS PLASTICS, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share data)	2004	2003	2004	2003
Net sales	$86,785	$67,207	$167,013	$134,876
Cost of sales	72,529	57,111	139,846	113,875

Gross profit	14,256	10,096	27,167	21,001
Selling, general and administrative expenses	7,845	7,306	15,426	13,974

Operating income	6,411	2,790	11,741	7,027
Net interest expense	1,402	1,279	2,740	2,769

Income before provision for income taxes	5,009	1,511	9,001	4,258
Provision for income taxes	1,880	556	3,376	1,641

Net income	$3,129	$955	$5,625	$2,617

Basic earnings per share	$0.41	$0.13	$0.73	$0.34
Diluted earnings per share	$0.38	$0.12	$0.69	$0.34

Weighted average number of shares used in computing earnings per share (in thousands):
Basic	7,682	7,596	7,672	7,587
Diluted	8,132	7,699	8,097	7,659

ATLANTIS PLASTICS, INC.
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(in thousands, except share and per share data)	2004	2003
ASSETS
Cash and cash equivalents	$228	$3,001
Accounts receivable, net of allowances of $1,155 and $1,281, respectively	45,567	39,601
Inventories	21,936	23,305
Other current assets	4,481	3,583
Deferred income tax asset	3,003	3,003

Total current assets	75,215	72,493
Property and equipment, net	58,354	60,347
Goodwill, net of accumulated amortization	47,212	47,212
Other assets	4,237	4,748

Total assets	$185,018	$184,800

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued expenses	$28,923	$36,149
Current portion of long-term debt	6,043	10,487

Total current liabilities	34,966	46,636
Long-term debt, less current portion	71,786	66,713
Deferred income taxes	12,777	12,731
Other liabilities	275	315

Total liabilities	119,804	126,395
Commitments and contingencies	—	—
Shareholders’ equity:
Class A Common Stock, $.10 par value, 20,000,000 shares authorized, 5,361,165 and 5,170,842 shares issued and outstanding in 2004 and 2003	536	517
Class B Common Stock, $.10 par value, 7,000,000 shares authorized, 2,320,658 and 2,456,981 shares issued and outstanding in 2004 and 2003	232	246
Additional paid-in capital	11,458	11,119
Notes receivable from sale of common stock	(477)	(1,317)
Retained earnings	53,465	47,840

Total shareholders’ equity	65,214	58,405

Total liabilities and shareholders’ equity	$185,018	$184,800

ATLANTIS PLASTICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,
(in thousands)	2004	2003
OPERATING ACTIVITIES
Net income	$5,625	$2,617
Adjustments to reconcile net income to net cash (used for) provided by operating activities:
Depreciation and other amortization	5,727	5,840
Loan fee amortization	511	478
Interest receivable from shareholder loans	40	(21)
Deferred income taxes	46	(802)
Changes in operating assets and liabilities:
Accounts receivable	(5,966)	(7,108)
Inventory	1,369	1,196
Other current assets	(898)	3,637
Accounts payable and accrued expenses	(7,226)	589
Other assets and liabilities	(19)	(338)

Net cash (used for) provided by operating activities	(791)	6,088

INVESTING ACTIVITIES
Capital expenditures	(3,759)	(4,232)
Proceeds from asset dispositions	4	—

Net cash used for investing activities	(3,755)	(4,232)

FINANCING ACTIVITIES
Net borrowings under revolving credit agreements	8,500	1,450
Payments on long-term debt	(7,871)	(2,554)
Payments on notes receivable from shareholders	800	332
Proceeds from exercise of stock options	344	243

Net cash provided by (used for) financing activities	1,773	(529)

Net (decrease) increase in cash and cash equivalents	(2,773)	1,327
Cash and cash equivalents at beginning of period	3,001	1,225

Cash and cash equivalents at end of period	$228	$2,552

Supplemental disclosure of non-cash activities:
Non-cash change in accounts receivable and accounts payable in connection with supplier agreements	$(1,087)	$803

ATLANTIS PLASTICS, INC.
SEGMENT/TREND INFORMATION

	2004		2003
(in millions)	Q2	Q1	Q4	Q3	Q2	Q1
NET SALES
Plastic Films	$54.1	$50.7	$49.8	$49.1	$41.4	$46.1
Injection Molding	26.1	23.8	22.5	21.6	20.5	16.8
Profile Extrusion	6.6	5.7	5.3	5.9	5.3	4.8

Total	$86.8	$80.2	$77.6	$76.6	$67.2	$67.7
GROSS MARGIN
Plastic Films	15%	15%	18%	15%	14%	16%
Injection Molding	17%	16%	16%	15%	14%	13%
Profile Extrusion	25%	23%	19%	25%	26%	25%

Total	16%	16%	18%	16%	15%	16%
OPERATING MARGIN
Plastic Films	6%	6%	8%	6%	2%	6%
Injection Molding	8%	8%	7%	7%	5%	4%
Profile Extrusion	15%	12%	7%	15%	14%	14%

Total	7%	7%	8%	7%	4%	6%

RECONCILIATION OF NET INCOME TO EBITDA(1)

	2004		2003
(in millions)	Q2	Q1	Q4	Q3	Q2	Q1
Net income	$3.1	$2.5	$3.1	$2.5	$0.9	$1.7
Net interest expense	1.4	1.3	1.3	1.4	1.3	1.5
Provision for income taxes	1.9	1.5	1.6	1.6	0.6	1.0
Depreciation and amortization	2.9	2.9	3.0	3.0	2.9	2.9

EBITDA	$9.3	$8.2	$9.0	$8.5	$5.7	$7.1

(1)	EBITDA as presented is defined as earnings before interest, taxes, depreciation and amortization.
The Company believes EBITDA is a useful financial metric used by investors to assess financial performance.